UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2025

QDM International Inc.

(Exact name of registrant as specified in its charter)

Florida	001-27251	59-3564984
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1030B, 10/F, Ocean Centre, Harbour City,
5 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong
+ 852 34886893

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Employment Agreement with Mr. Huihe Zheng, the Company’s Chief Executive Officer

On December 11, 2025, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Huihe Zheng, for his services as the Chief Executive Officer of the Company.

Under the Employment Agreement, Mr. Zheng is entitled to an annual salary of $300,000 for his services as the Chief Executive Officer of the Company. Additionally, Mr. Zheng is entitled to (1) a one-time special bonus of $700,000 to be paid within sixty (60) days of the effective date of the Employment Agreement for his past performance and contributions to the Company and (2) a one-time special bonus of $300,000 to be paid within six (60) days after the Company’s uplisting to The Nasdaq Stock Market LLC. He is also entitled to participate in the Company’s equity incentive plans and other Company benefits, each as determined by the Board from time to time. His employment has an initial term of three years and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

Pursuant to the Employment Agreement, the Company may terminate Mr. Zheng’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to the detriment of the Company, or misconduct or a failure to perform agreed duties and such failure continuing after he is afforded not less than fifteen (15) days to cure such failure. In such case, Mr. Zheng will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. The Company may also terminate Mr. Zheng’s employment without cause upon 30 days’ advance written notice. In such case of termination by the Company, Mr. Zheng will be entitled to the amount of base salary earned and not paid prior to termination.

Pursuant to the Employment Agreement, if the Company experiences a change of control transaction, as set forth therein, upon the termination of his employment, Mr. Zheng will be entitled to a severance payment consisting of (1) a lump-sum cash payment equal to one (1) month of his base salary, determined based on the higher of the his annual base salary immediately prior to the termination or as of the termination date; and (2) a lump sum cash payment equal to a pro-rated amount of his annual bonus for the fiscal year immediately preceding the termination. Such severance payment is due and payable in a lump sum within seventy-four (74) days of his termination date.

Pursuant to the Employment Agreement, Mr. Zheng may terminate his employment at any time with 30 days’ prior written notice to the Company without cause or if (1) there is a material reduction in his authority, duties and responsibilities unless such reduction was made with his consent, or (2) there is a material reduction in his annual salary. Upon his termination of the employment due to any aforementioned reasons, the Company shall provide compensation to Mr. Zheng the equivalent to one month of his base salary that he is entitled to immediately prior to such termination.

The Employment Agreement also contains customary restrictive covenants relating to confidentiality, non-competition and non-solicitation.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein in its entirety.

Mr. Zheng has no family relationships with any director or executive officer of the Company.

Item 9.01 Financial Statement and Exhibits.

10.1+	Employment Agreement, dated as of December 11, 2025, by and between the Company and Huihe Zheng
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2025

QDM INTERNATIONAL INC.

By:	/s/ Huihe Zheng
Name:	Huihe Zheng
Title:	Chief Executive Officer

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